Exhibit 2.5

Description of Securities Registered under Section 12 of the Securities Exchange Act of 1934

(the “Exchange Act”)

As of December 31, 2023, Lanvin Group Holdings Limited (“we,” “us,” “our,” “Lanvin Group,” “the Company” and “our Company”) had the following securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Ordinary Shares, par value $0.000001 per share	LANV	New York Stock Exchange
Warrants, each exercisable for one Ordinary Share at an exercise price of $11.50 per share	LANV-WT	New York Stock Exchange

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the year ended December 31, 2023.

Description of Ordinary Shares (Items 9.A.3, 9.A.5, 9.A.6, 9.A.7, 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8, 10.B.9 and 10.B.10 of Form 20-F)

A summary of the material provisions governing our Ordinary Shares is described below. This summary does not purport to be complete and is qualified in its entirety by reference to the our Amended Articles and the Cayman Companies Act.

General

As of December 31, 2023, there were 145,021,452 Ordinary Shares issued and outstanding.

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable.

Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. The Amended Articles prohibit us from issuing bearer or negotiable shares. We may not issue share to bearer and Ordinary Shares are issued in registered form, which will be issued when registered in our register of members.

We will maintain a register of our shareholders and a shareholder will only be entitled to a share certificate if the our board of directors resolves that share certificates be issued. For further information please refer to “—Register of Members” below.

Dividends

The holders of our Ordinary Shares are entitled to receive such dividends as may be declared by the board of directors subject to the Amended Articles and the Cayman Companies Act. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the board of directors. Under Cayman Islands law, dividends may be paid only out of profits (including retained earnings), or out of the share premium account (subject to a solvency test being met immediately following the payment of the dividend). No dividend may be declared and paid unless our directors determine that we have funds lawfully available for such purpose and that, immediately after the payment, we will be able to pay our debts as they fall due in the ordinary course of business.

Voting Rights

Voting at any meeting of shareholders will be decided by poll and not by way of a show of hands. A poll shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting.

Subject to any rights and restrictions for the time being attached to any share, every shareholder and every person representing a shareholder by proxy shall have one vote for each share of which they or the person represented by proxy is the holder.

All questions submitted to a meeting shall be decided by an ordinary resolution except where a greater majority is required by the Amended Articles or by the Cayman Companies Act. In the case of an equality of votes, the chair of the meeting shall be entitled to a second or casting vote. All resolutions of the shareholders shall be passed at a general meeting duly convened and held in accordance with the Amended Articles and resolutions of shareholders in writing in lieu of a general meeting shall not be permitted.

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

General Meetings and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Act to call shareholders’ annual general meetings. The Amended Articles provide that our board of directors may convene a general meeting at any time whenever they see fit, but does not compel us to convene an annual general meeting.

Separate general meetings of the holders of a class or series of shares may be called by a majority of the entire board of directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series).

Cayman Islands law provides limited rights for shareholders to requisition a general meeting. However, additional rights may be provided in a company’s articles of association. The Amended Articles allow our shareholders holding at least ten percent of the paid up voting share capital of the Company to requisition a shareholder’s meeting.

A quorum required for a meeting of shareholders consists of any one or more shareholders holding at least one-third (1/3) of the paid up voting share capital present and entitled to vote at that meeting shall form a quorum or, if a corporation or other non-natural person, by its duly authorized representative. In the ordinary course, advance notice of at least seven clear days’ notice in writing is required for the convening of our annual general meeting and other shareholders meetings.

Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, the NYSE rules and the restrictions contained in the Amended Articles and to any lock-up agreements to which a shareholder may be a party, any shareholders may transfer all or any of their Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the NYSE rules or any other form approved by the board of directors.

Our board of directors may decline to register any transfer of any share in the event that any of the following is known by the directors not to be both applicable and true with respect to such transfer:

•

the instrument of transfer is lodged with us, or the designated transfer agent or share registrar, accompanied by the certificate for the shares to which it relates (if any) and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•

the transferred shares are fully paid up and free of any lien in favor of us (it being understood and agreed that all other liens, e.g. pursuant to a bona fide loan or indebtedness transaction, shall be permitted); or

•	a fee of such maximum sum as NYSE may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to us in respect thereof.

Subject to foregoing and the NYSE rules, the board of directors will not unreasonably decline to register any transfer of ordinary shares and if the board of directors refuses to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal stating the facts which are considered to justify the refusal to register the transfer.

Issuance of Additional Shares

The Amended Articles will authorize the board of directors to issue additional ordinary shares from time to time as the board of directors shall determine, to the extent of available authorized but unissued shares.

Liquidation

On the winding up, if the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders pro rata in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them. We are a Cayman Islands exempted company incorporated with limited liability, and under the Cayman Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. The Amended Articles contains a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

Subject to the provisions of the Cayman Companies Act, we may issue shares on terms that such shares are subject to redemption or are liable to be redeemed, at our option or at the option of the holders thereof. The redemption of such shares will be effected in such manner and upon such other terms as we may, by ordinary resolution of the shareholders or the board of directors, determine before the issue of the shares.

We may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors, or by the shareholders by ordinary resolution, or are otherwise authorized by the Amended Articles. The premium (if any) payable in respect of any shares being redeemed or purchased may be paid out of profits, out of the share premium account or out of the proceeds of a fresh issue of shares made for the purposes of the redemption or purchase. Alternatively, as authorized under the Amended Articles, we may make a payment in respect of the redemption or purchase of its own shares out of capital provided that immediately following the date on which the payment out of capital is proposed to be made, we shall be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no issued shares outstanding (excluding any shares held in treasury), or (c) if we have commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

Subject to the Amended Articles, if at any time the share capital is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, any such variation will be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by us.

Under the Amended Articles, the rights, privileges and restrictions of the Non-Voting Ordinary Shares and/or the Convertible Preference Share respectively set out in Schedule I and Schedule II of the Amended Articles shall not be amended, varied or otherwise modified without the written approval of Meritz (as long as Meritz holds the Convertible Preference Share).

General Meetings of Shareholders

We may (but shall not be obliged to) hold an annual general meeting at such time and place as our board of directors will determine. At least seven clear days’ notice shall be given for any general meeting. The board of directors may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition of (a) shareholders holding at least ten percent of the paid up voting share capital. One or more shareholders holding at least one-third (1/3) of the paid up voting share capital of present at the meeting (including physical presence or virtual attendance by means of electronic facilities of the shareholder or its duly appointed proxy) and entitled to vote will be a quorum for all purposes.

Inspection of Books and Records

Our board of directors will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books will be open to the inspection by our shareholders, and no shareholder will otherwise have any right of inspecting any account or book or document of our Company (other than our memorandum and articles of association, register of mortgages and charges and special resolutions of our shareholders) except as required by the law or authorized by the directors or by ordinary resolution of our shareholders in a general meeting. Our register of directors is also available for inspection in the Cayman Islands upon payment of a fee to the registrar of Companies.

Exclusive Forum

The Amended Articles provide that, unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with the Amended Articles or otherwise, including any questions regarding their existence, validity, formation or termination. The Amended Articles further provide that foregoing exclusive jurisdiction provision does not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act, or any other claim based on securities laws, for which the federal district courts of the United States shall have exclusive jurisdiction.

Changes in Capital

We may from time to time by ordinary resolution, subject to the rights of holders of Ordinary Shares:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution will prescribe;

•	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

•	convert all or any of our paid up shares into stock and reconvert the stock into paid up shares of any denomination;

•

subdivide our existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•

cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

We may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by law.

Description of Warrants (Item 12.B of Form 20-F)

A summary of the material provisions governing our Public Warrants is described below. The Public Warrants were governed by the Existing Warrant Agreement and the Assignment, Assumption and Amendment Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Existing Warrant Agreement and the Assignment, Assumption and Amendment Agreement filed as exhibits to this annual report.

As of December 31, 2023, there were 20,699,969 Public Warrants outstanding. The Public Warrants, which entitle the holder to purchase one Ordinary Share for each one whole Public Warrant at an exercise price of US$11.50 per share, have become exercisable on January 13, 2023, which is 30 days after the completion of the Business Combination. The Public Warrants will expire on December 14, 2027 (i.e., five years after the completion of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms. As of December 31, 2023, there were also 10,280,000 Private Placement Warrants held by the Sponsor and 1,000,000 Private Placement Warrants held by Aspex. The Private Placement Warrants are identical to the Public Warrants in all material respects, except that with respect to the Private Placement Warrants held by the Sponsor, so long as they are held by the Sponsor or its permitted transferees, such Private Placement Warrants (i) are not redeemable, (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until January 13, 2023, which is 30 days after the completion of the Business Combination, (iii) may be exercised by the holders on a cashless basis, and (iv) are entitled to registration rights.

We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current. No Warrant will be exercisable and we will not be obligated to issue an Ordinary Share upon exercise of a Warrant unless the Ordinary Share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

Under the terms of the Existing Warrant Agreement and the Assignment, Assumption and Amendment Agreement, we are required to maintain the effectiveness of a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Existing Warrant Agreement. If our Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to maintain in effect a registration statement, and in the event we do not so elect, we will use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of Warrants when the price per Ordinary Share equals or exceeds $18.00

We may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the last reported sale price of the Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is given (which we refer to as the “Reference Price”) equals or exceeds $18.00 per share (subject to adjustment).

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the Warrants unless an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date.

Redemption of Warrants when the price per Ordinary Share equals or exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption, based on the redemption date and the “fair market value” of our Ordinary Shares, pursuant to the terms of the Existing Warrant Agreement;

•

if, and only if, the Reference Price (as defined above under “Redemptions for Warrants when the price per Ordinary Share equals or exceeds $18.00”) equals or exceeds $10.00 per share (subject to adjustment); and

•

if the Reference Price is less than $18.00 per share (subject to adjustment), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

During the 30-day redemption period beginning on the date the notice of redemption is given, holders may elect to exercise their Warrants on a cashless basis in accordance with the terms of the Existing Warrant Agreement.

No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder.

Redemption Procedures. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding Ordinary Shares is increased by a capitalization or share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other securities into which the Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Existing Warrant Agreement based on the Black-Scholes value (as defined in the Existing Warrant Agreement) of the Warrant.

The Warrants are governed by the Existing Warrant Agreement and the Assignment, Assumption and Amendment Agreement. The Existing Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties thereto may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders of the Warrants. All other modifications or amendments, including any amendment to increase the exercise price or shorten the exercise period and any amendment to the terms of only the Private Placement Warrants, shall require the vote or written consent of the holders of 65% of the then outstanding Public Warrants. The Existing Warrant Agreement and the Assignment, Assumption and Amendment Agreement are filed as exhibits to this annual report.

Holders of the Warrants do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrants and receive Ordinary Shares.